Exhibit 99.1

GENCOR RELEASES THIRD QUARTER FISCAL 2018 RESULTS

August 2, 2018 (PRIME NEWSWIRE)—Gencor Industries, Inc. (Nasdaq: GENC) announced today net revenues increased slightly to $24.1 million for the quarter ended June 30, 2018 compared to $23.7 million for the quarter ended June 30, 2017. Gross margins were 26.6% for the quarter ended June 30, 2018 compared to 28.2% for the quarter ended June 30, 2017 as material costs have increased. Product engineering and development expenses increased $144,000 to $781,000 for the quarter ended June 30, 2018 due to increased staffing to meet the higher demand for our products. Selling, general and administrative (“SG&A”) expenses decreased $80,000 to $2,179,000 for the quarter ended June 30, 2018. Operating income for the quarter ended June 30, 2018 was $3.5 million compared to $3.8 million for the quarter ended June 30, 2017.

For the quarters ended June 30, 2018 and 2017, the Company had non-operating expense of $0.1 million. The effective income tax rate for the quarter ended June 30, 2018 was 20.0% versus 30.5% for the quarter ended June 30, 2017 reflecting the lower corporate tax rates to comply with the recently enacted U.S. tax law, Tax Cuts and Jobs Act (“TCJA”). Net income for the quarter ended June 30, 2018 was $2.7 million, or $0.18 per diluted share, compared to net income of $2.6 million, or $0.18 per diluted share for the quarter ended June 30, 2017.

For the nine months ended June 30, 2018 the Company had net revenue of $78.1 million and net income of $8.8 million ($0.60 per diluted share) versus net revenue of $62.1 million and net income of $7.4 million ($0.50 per diluted share) for the nine months ended June 30, 2017.

At June 30, 2018, the Company had $112.8 million of cash and marketable securities compared to $110.8 million at September 30, 2017. Net working capital was $130.6 million at June 30, 2018. The Company had no short-term or long-term debt outstanding at June 30, 2018.

The Company’s backlog was $29.3 million at June 30, 2018 compared to $37.9 million at June 30, 2017.

John Elliott, Gencor’s CEO, commented, “Gencor has experienced significant growth over the past two and a half years with revenues increasing over 100% and operating income increasing exponentially over the same period. In the third quarter, revenues were up modestly from the prior year as deliveries on some equipment shifted to the fourth quarter.

Backlog of approximately thirty million entering the fourth quarter of 2018 decreased, as the prior year benefited from sales after the highly successful March 2017 ConExpo show and the effects of the transportation bill (FAST ACT). As we noted in the 2017 third quarter earnings release, the significant number of sales during the summer months of 2017 were atypical of historic buying patterns from our customers due to pent up demand.

We continued to experience inflationary cost pressures on steel and numerous purchased items in the third quarter. We expect those pressures to continue throughout the fourth quarter. As always, we work closely with our suppliers and internally on cost savings initiatives to lessen the impact to the company and our customers.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

GENCOR INDUSTRIES, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	For the Quarters Ended June 30,		For the Nine Months Ended June 30,
	2018	2017	2018	2017
Net revenue	$24,118,000	$23,743,000	$78,069,000	$62,052,000
Costs and expenses:
Production costs	17,702,000	17,053,000	57,800,000	44,555,000
Product engineering and development	781,000	637,000	2,239,000	1,523,000
Selling, general and administrative	2,179,000	2,259,000	7,792,000	6,576,000

	20,662,000	19,949,000	67,831,000	52,654,000

Operating income	3,456,000	3,794,000	10,238,000	9,398,000
Other income (expense), net:
Interest and dividend income, net of fees	399,000	181,000	1,075,000	384,000
Net realized and unrealized gains (losses) on marketable securities	(503,000)	(253,000)	(1,061,000)	810,000
Other	—	—	7,000	—

	(104,000)	(72,000)	21,000	1,194,000

Income before income tax expense	3,352,000	3,722,000	10,259,000	10,592,000
Income tax expense	670,000	1,134,000	1,468,000	3,195,000

Net income	$2,682,000	$2,588,000	$8,791,000	$7,397,000

Basic Income per Common Share:
Net income per share	$0.19	$0.18	$0.61	$0.51

Diluted Income per Common Share:
Net income per share	$0.18	$0.18	$0.60	$0.50

GENCOR INDUSTRIES, INC.

Condensed Consolidated Balance Sheets

ASSETS	June 30, 2018 (Unaudited)	September 30, 2017
Current Assets:
Cash and cash equivalents	$24,911,000	$22,933,000
Marketable securities at fair value (cost $88,993,000 at June 30, 2018 and $86,967,000 at September 30, 2017)	87,900,000	87,886,000
Accounts receivable, less allowance for doubtful accounts of $267,000 at June 30, 2018 and $207,000 at September 30, 2017	1,599,000	1,184,000
Costs and estimated earnings in excess of billings	8,336,000	6,768,000
Inventories, net	16,244,000	16,687,000
Prepaid expenses and other current assets	955,000	1,660,000

Total Current Assets	139,945,000	137,118,000

Property and equipment, net	8,026,000	5,722,000
Other assets	53,000	53,000

Total Assets	$148,024,000	$142,893,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,093,000	$1,320,000
Customer deposits	3,745,000	8,628,000
Accrued expenses and other current liabilities	2,522,000	2,426,000

Total Current Liabilities	9,360,000	12,374,000

Deferred and other income taxes	519,000	1,601,000

Total Liabilities	9,879,000	13,975,000

Commitments and contingencies

Shareholders’ equity:
Preferred stock, par value $.10 per share; 300,000 shares authorized; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized; 12,204,837 and 12,154,829 shares issued and outstanding at June 30, 2018 and September 30, 2017, respectively	1,220,000	1,215,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized; 2,288,857 and 2,263,857 shares issued and outstanding at June 30, 2018 and September 30, 2017, respectively	229,000	226,000
Capital in excess of par value	11,605,000	11,178,000
Retained earnings	125,091,000	116,299,000

Total Shareholders’ Equity	138,145,000	128,918,000

Total Liabilities and Shareholders’ Equity	$148,024,000	$142,893,000

Caution Concerning Forward Looking Statements—This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2017; (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:    Eric Mellen, Chief Financial Officer

407-290-6000